As filed with the Securities and Exchange Commission on August 5, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Bicycle Therapeutics plc

(Exact name of registrant as specified in its charter)

England and Wales	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

B900, Babraham Research Campus Cambridge CB22 3AT United Kingdom	Not applicable
(Address of Principal Executive Offices)	(Zip Code)

Bicycle Therapeutics plc 2020 Equity Incentive Plan

(Full title of the plan)

Lee Kalowski

Chief Financial Officer

Bicycle Therapeutics Inc.

4 Hartwell Place

Lexington, Massachusetts 02421

(Name and address of agent for service)

(617)945-8155

(Telephone number, including area code, of agent for service)

Copy to:

Laura Berezin

Ryan Sansom

Jaime L. Chase
Cooley LLP
3175 Hanover Street

Palo Alto, California 94304-1130

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

_______________________

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered (2)(3)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
2020 Equity Incentive Plan
Ordinary shares, nominal value £0.01 per share, issuable upon the exercise of outstanding options	10,650 shares	$15.80(4)	$168,270(4)	$21.84
Ordinary shares, nominal value £0.01 per share, reserved for future grant	4,762,907 shares	$15.89(5)	$75,682,592(5)	$9,823.60
Total			$75,850,862	$9,845.44

(1)	These shares may be represented by the American Depositary Shares (“ADSs”) of Bicycle Therapeutics plc (the “Registrant”). Each ADS represents one of the Registrant’s ordinary shares, nominal value £0.01 per share (the “Ordinary Shares”). ADSs issuable upon deposit of the Ordinary Shares registered hereby were registered pursuant to a separate Registration Statement on Form F-6 (File No. 333-231422).

(2)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares that become issuable under the Registrant’s 2020 Equity Incentive Plan (the “2020 Plan”) set forth herein by reason of any share dividend, share split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding ordinary shares.

(3)	This Registration Statement registers the offer and sale of an aggregate of 4,773,557 Ordinary Shares that are or may become issuable under the 2020 Plan, which number of Ordinary Shares is comprised of the sum of (i) 574,679 newly reserved Ordinary Shares under the 2020 Plan, (ii) 544,866 Ordinary Shares previously reserved under the Registrant’s 2019 Stock Option Plan, as amended (the “2019 Plan”), that remained available for issuance under the 2019 Plan and became available under the 2020 Plan upon effectiveness of the 2020 Plan; (iii) 2,645,465 Ordinary Shares subject to share options granted under the 2019 Plan that may become available for grant under the 2020 Plan as such shares become available from time to time as set forth in the 2020 Plan, and (iv) 1,008,547 Ordinary Shares subject to other share options granted by the Registrant that may become available for grant under the 2020 Plan as such shares become available from time to time as set forth in the 2020 Plan.

(4)	Calculated pursuant to Rule 457(h) based on the exercise price of such outstanding options.

(5)	Estimated pursuant to Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the high and low sale prices of the Registrant’s ADSs as reported on The Nasdaq Global Select Market on August 4, 2020.

EXPLANATORY NOTE

On June 29, 2020 (the “Effective Date”), at the 2020 Annual General Meeting of Shareholders of the Registrant, the Registrant’s shareholders approved the 2020 Plan. The 2020 Plan provides, among other things, that the number of the Registrant’s Ordinary Shares reserved for issuance under the 2020 Plan (subject to adjustment for certain changes in the Registrant’s capitalization) is equal to the sum of (i) 574,679 newly reserved Ordinary Shares under the 2020 Plan, (ii) 544,866 Ordinary Shares previously reserved under the Registrant’s 2019 Share Option Plan, as amended (the “2019 Plan”), that remained available for issuance under the 2019 Plan on the Effective Date and became available under the 2020 Plan upon effectiveness of the 2020 Plan; and (iii) 3,654,012 Ordinary Shares subject to share options granted under the 2019 Plan or subject to other share options granted by the Registrant (the “Pre-IPO Awards”) that may become available for grant under the 2020 Plan as such shares become available from time to time as set forth in the 2020 Plan (such shares, the “Returning Shares”). The “Returning Shares” means shares subject to outstanding share options granted under the 2019 Plan or subject to Pre-IPO Awards that expire, lapse or are terminated, exchanged for cash, surrendered, repurchased or cancelled without having been fully exercised or are withheld to satisfy a tax withholding obligation in connection with an option or to satisfy a purchase or exercise price of an option.

As a result, this Registration Statement is filed by the Registrant to register an aggregate of 4,773,557 Ordinary Shares, which represents the maximum number of Ordinary Shares issuable under the 2020 Plan, assuming that all Returning Shares become available for issuance under the 2020 Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act. The document(s) containing the information specified in Part I will be sent or given to the participants in the 2020 Plan as specified by Rule 428(b)(1). Such document(s) are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These document(s) and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a)	the Registrant’s Annual Report on Form 10-K (File No. 001-38916) for the fiscal year ended December 31, 2019, filed with the Commission on March 10, 2020;

(b)	the Registrant’s Definitive Proxy Statement on Schedule 14A (File No. 001-38916), filed with the Commission on April 27, 2020 (excluding those portions that are not incorporated by reference into the Registrant’s Annual Report on From 10-K for the fiscal year ended December 31, 2019);

(c)	The Registrant’s Quarterly Report on Form 10-Q (File No. 001-38916) for the fiscal quarter ended March 31, 2020 filed with the Commission on May 7, 2020 and Quarterly Report on Form 10-Q (File No. 001-38916) for the fiscal quarter ended June 30, 2020 filed with the Commission on August 5, 2020;

(d)	The Registrant’s Current Reports on Form 8-K filed with the Commission on February 25, 2020, February 28, 2020, April 7, 2020 and June 29, 2020 (in each case, except for information contained therein which is furnished rather than filed); and

(e)	The description of the Registrant’s Ordinary Shares and American Depositary Shares contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-38916), filed by the Registrant with the Commission under Section 12(b) of the Exchange Act on May 20, 2019, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents, except for documents or information deemed furnished and not filed in accordance with the rules of the Commission. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Subject to the U.K. Companies Act 2006 (the “Companies Act”), members of the Registrant’s board of directors and its officers have the benefit of the following indemnification provisions in the registrant’s Articles of Association:

Current and former members of the Registrant’s board of directors or officers shall be:

(i) indemnified against any loss or liability which has been or may be incurred by them in connection with their duties or powers in relation to the company, any associated company (as defined in the Companies Act) or any pension fund or employee share scheme of the company or associated company and in relation to the company’s (or associated company’s) activities as trustee of an occupational pension scheme, including any liability incurred in defending any civil or criminal proceedings in which judgment is given in his or her favor or in which he or she is acquitted or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his or her part or in connection with any application in which the court grants him or her, in his or her capacity as a relevant officer, relief from liability for negligence, default, breach of duty or breach of trust in relation to the company’s (or associated company’s) affairs; and

(ii) provided with funds to meet expenses incurred or to be incurred in defending any criminal or civil proceedings or application referred to above.

In the case of current or former members of the Registrant’s board of directors, in compliance with the Companies Act, there shall be no entitlement to reimbursement to indemnification or funding as referred to above for (i) any liability incurred to the Registrant or any associated company, (ii) the payment of a fine imposed in any criminal proceeding or a penalty imposed by a regulatory authority for non-compliance with any requirement of a regulatory nature, (iii) the defense of any criminal proceeding if the member of the Registrant’s board of directors is convicted, (iv) the defense of any civil proceeding brought by the Registrant or an associated company in which judgment is given against the director, and (v) any application for relief under the statutes of the United Kingdom and any other statutes that concern and affect the Registrant as a company in which the court refuses to grant relief to the director.

In addition, members of the Registrant’s board of directors and its officers who have received payment from the Registrant under these indemnification provisions must repay the amount they received in accordance with the Statutes or in any other circumstances that the Registrant may prescribe or where the Registrant has reserved the right to require repayment.

In addition, the Registrant has entered into a deed of indemnity with each of its directors and officers. In addition to such indemnification, the Registrant provides its directors and officers with directors’ and officers’ liability insurance.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Exhibit Description
3.1	Articles of Association (incorporated by reference to Exhibit 3.2 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-231076), filed with the Securities and Exchange Commission on May 13, 2019).
4.1	Form of Deposit Agreement (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-231076), filed with the Securities and Exchange Commission on May 13, 2019).
4.2	Form of American Depositary Receipt (included in Exhibit 4.1) (incorporated by reference to Exhibit 4.2 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-231076), filed with the Securities and Exchange Commission on May 13, 2019).
5.1	Opinion of Cooley LLP.
23.1	Consent of PricewaterhouseCoopers LLP.
23.3	Consent of Cooley LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page to this Registration Statement)
99.1	Bicycle Therapeutics plc 2020 Equity Incentive Plan and forms of award thereunder (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-38916) for the fiscal quarter ended June 30, 2020 filed with the Securities and Exchange Commission on August 5, 2020)

Item 9. Undertakings.

1.	The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, United Kingdom, on August 5, 2020.

BICYCLE THERAPEUTICS PLC

By:	/s/ Kevin Lee
Kevin Lee, Ph.D., MBA
Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Bicycle Therapeutics plc, hereby severally constitute and appoint Kevin Lee and Lee Kalowski, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Bicycle Therapeutics plc and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities on August 5, 2020.

Name	Title
/s/ Kevin Lee	Chief Executive Officer and Director
Kevin Lee, Ph.D., MBA	(Principal Executive Officer)

/s/ Lee Kalowski	Chief Financial Officer and President
Lee Kalowski, MBA	(Principal Financial and Accounting Officer)

/s/ Pierre Legault	Chairman of the Board and Director
Pierre Legault, MBA, CPA

/s/ Catherine Bingham	Director
Catherine Bingham, MBA

/s/ Janice Bourque	Director
Janice Bourque, MBA

/s/ Veronica Jordan	Director
Veronica Jordan, Ph.D.

/s/ Richard Kender	Director
Richard Kender

/s/ Gregory Winter	Director
Sir Gregory Winter, FRS

/s/ Lee Kalowski	Authorized Representative in the United States
Lee Kalowski, MBA